Investor Contact: Ken Cooper – 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom – 952-229-7435 or jthunstrom@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ESTABLISHES NEW LONG-TERM
MORTGAGE FINANCING AGREEMENT
EDEN PRAIRIE, Minn. (January 26, 2007) — Life Time Fitness, Inc. (NYSE: LTM), a national operator of distinctive and large health and fitness centers, today announced that the Company has entered into a new, $105 million Commercial Mortgage-Backed Security agreement with Goldman Sachs Commercial Mortgage, L.P., effective January 24, 2007.
     The 10-year, 6.03% loan, which was arranged by RBC Capital Advisors, is secured by first mortgages on six Life Time Fitness center properties, including Willowbrook, Texas, Garland, Texas, Sugar Land, Texas, Flower Mound, Texas, Tempe, Arizona, and Commerce Township, Michigan.
     “This agreement, which represents our first mortgage financing since 2001, is in line with our expectations for financing the Company’s growth,” said Michael Robinson, chief financial officer, Life Time Fitness, Inc. “We intend to use the proceeds of the financing to partially pay down the Company’s revolving line of credit, making available additional capital for the construction and development of new centers.”
About Life Time Fitness
Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers. As of January 25, 2007, the Company operates 60 centers in 13 states, including Arizona, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Ohio, Texas, Utah and Virginia. The Company also operates two satellite facilities and five preview locations in existing and new markets. Additionally, Life Time Fitness provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine — Experience Life, athletic events, and nutritional products and supplements. Life Time Fitness is headquartered in Eden Prairie, Minnesota (www.lifetimefitness.com). LIFE TIME FITNESS, the LIFE TIME FITNESS logo, and EXPERIENCE LIFE are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
Risks & Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are identifying and acquiring suitable sites for new sports, fitness and family recreation centers, opening new sports, fitness and family recreation centers, attracting and retaining members, obtaining additional financing and other factors set forth in the Company’s filings with the Securities and Exchange Commission. The Company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date.
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